UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2014

BRICK TOP PRODUCTIONS, INC.

(Exact name of registrant as specified in its charter)

Florida	333-176093	26-4330545
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5550 Glades Road, Ste. 500, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 826-9307

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Effective as of April 4, 2014, the Board of Directors of Brick Top Productions, Inc. (the “Company”), appointed Donovan J. Leitch to the Board of Directors.  In consideration for his services to the Board, the Company issued Mr. Leitch 50,000 shares of common stock, and agreed to issue an additional 50,000 shares of common stock to Mr. Leitch on each of the following 4 anniversaries of said appointment, as long as Mr. Leitch remains a member of the Board on such dates.  The shares were issued pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended, and will contain a standard restrictive legend.  Mr. Leitch will not initially serve on any committees of the Board.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

Item	Description
99.1	Press Release dated April 7, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 7, 2014	Brick Top Productions, Inc.

	BY:	/s/ Alexander Bafer
Chief Executive Officer

Exhibit 99.1

Brick Top Productions (OTCBB: BTOP) Appoints Entertainment Industry Veteran Donovan J. Leitch to Its Board of Directors

Boca Raton, Florida — April 7, 2014 – Brick Top Productions, Inc. (OTCBB: BTOP; “Brick Top” or the “Company”), today is pleased to announce the appointment of entertainment industry veteran, Donovan J.  Leitch to its Board of Directors.

Mr. Leitch’s father, Donovan Leitch, is a Scottish singer, songwriter and guitarist who is a Rock n Roll Hall of Fame inductee and who spent his entire life in the entertainment industry. Mr. Leitch brings to Brick Top’s Board of Directors a keen understanding of all things creative and deep ties to industry leaders in film and television, music, fashion, technology, branding, hospitality, and nightlife. Mr. Leitch co-founded and is the lead singer of the All-Star rock n roll cover band Camp Freddy. Camp Freddy has played over 200 shows over the last 12 years and has featured many of today’s leading rock stars including Ozzy Osbourne, Billy Idol, Scott Weiland, Dave Navarro, and Tommy Lee. Mr. Leitch also produced and made 6 feature documentary films including “The Last Party”, “The Party’s Over”, “The After Party”, “Schmatta”, and “Sunset Strip."

Mr. Leitch’s additional experience includes working with PR and marketing firm PMK/BNC and helping to create and oversee Entertainment Marketing for such brands as Playstation, T-Mobile, GM, and Samsung. This marriage of art and commerce led to development deals at MTV Networks, Electus, and Maker Studios. Donovan has also created and produced web content for Microsoft, YouTube, Vogue.com, and MySpace, and is the co-founder of Hollywood’s first co-work/incubator space, io/LA.

Alexander Bafer, Chief Executive Officer of Brick Top, commented, “The array of entertainment industry experience, contacts and relationships he brings to the table is enormous and will be instrumental in our pursuit and evaluation of a variety of opportunities in front of us now and moving forward. We’re ecstatic that he has agreed to come on board as a Director and look forward to his insightful input and guidance as we grow organically and through strategic acquisitions in the time ahead.”

Mr. Leitch stated, “I’m thrilled to join Brick Top’s Board of Directors. I plan to utilize my network and background in the Hollywood entertainment arena to make thoughtful strategic, suitable introductions, and to assist the Company in whatever way I can.”

About Brick Top Productions, Inc.

Brick Top Productions, Inc. (OTCBB: BTOP) is focused on the acquisition and financing of recognized, profitable, synergistic entertainment production companies, as well as the financing, production, and distribution of theatrical films and television shows within domestic and international markets. Brick Top’s majority owned subsidiary, High Five Entertainment, is an internationally recognized, Emmy Award-winning entertainment production company with a rich 30 year history. Based in Nashville, Tennessee, High Five specializes in the development and presentation of quality television programming including music series, specials, unscripted television, live events and award shows.  High Five is a leader in delivering world-class entertainment properties. Brick Top’s majority owned subsidiary, York Productions, owns and is marketing the rights to the television pilot "Nick the Doorman," an urban dramatic comedy centered on the life experiences of a doorman and his friends who work at a historic and upscale Central Park south hotel. Nick the Doorman was written and directed by Emmy-nominated actor, Nicholas Turturro, who also starred in the pilot. Brick Top and its businesses pursue growth through strategic financing and synergistic partnerships in an effort to become the “ultimate and trusted provider of top-notch, award-winning, world-class entertainment”.

For more information on the Brick Top and its subsidiaries, please visit www.bricktopproductions.com and www.highfiveentertainment.com. Brick Top’s most recent regulatory filings and financial information can be found on the Securities and Exchange Commission’s website at www.sec.gov.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. These forward looking statements relate to, amongst other things, current expectations of the business environment in which the Company operates, potential future performance, projections of future performance and the perceived opportunities in the market. The Company's actual performance, results and achievements may differ materially from the expressed or implied in such forward-looking statements as a result of a wide range of factors.

Contact:
Alexander Bafer, CEO

abafer@bricktopproductions.com

www.bricktopproductions.com